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Exhibit 23.2

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

June 2, 2008

Abraxas Energy Partners, L.P.
500 N. Loop 1604 East, Suite 100
San Antonio, Texas 78232

Ladies and Gentlemen:

        We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our "Letter Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P.", "Letter Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P. St. Mary Purchase" and to the inclusion of information taken from our "Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P.," "Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Energy Partners, L.P. St. Mary Purchase," "Appraisal Report as of December 31, 2007 on Certain Properties owned by Abraxas Petroleum Corporation," "Appraisal Report as of December 31, 2006 on Certain Properties owned by Abraxas Petroleum Corporation Special Case," "Appraisal Report as of December 31, 2005 on Certain Properties owned by Abraxas Petroleum Corporation Special Case," and "Appraisal Report as of December 31, 2004 on Certain Properties owned by Abraxas Petroleum Corporation Special Case" under the sections "Overview", "Summary Historical and Pro Forma Operating and Reserve Data," "Business—Our Properties," and "Reserves Information" in the Abraxas Energy Partners, L.P. Amendment No. 6 to Form S-1.

        Note that the estimates of reserves and revenues contained in our reports as of December 31, 2007 have been combined with estimates prepared by Abraxas Petroleum personnel on additional properties, so we are consequently unable to verify the accuracy of all of the estimates of reserves and revenues presented in the Form S-1.

Very truly yours,
/s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON

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  Exhibit 23.2